Exhibit 99.1

Contact:	Jim Gray	Stuart Johnson
	Executive Vice President	Executive Vice President & CFO
	(662) 680-1217	(662) 680-1472
	jimg@thepeopleplace.com	stuartj@thepeopleplace.com

THE PEOPLES HOLDING COMPANY ANNOUNCES THIRD
QUARTER RESULTS

TUPELO, MISSISSIPPI (October 22, 2003) – The Peoples Holding Company (AMEX:PHC) today announced results for the third quarter ended September 30, 2003. Earnings per share for the third quarter increased to $0.82 from $0.81 for third quarter 2002. Net income of $4,515,000 for the third quarter was essentially unchanged from $4,544,000 for third quarter 2002.

Year to date earnings per share increased 5.58% to $2.46 from $2.33 before the cumulative effect of an accounting change recognized in 2002. Year to date net income increased 4.02% to $13,624,000 from $13,098,000 before the cumulative effect of an accounting change recognized in 2002.

Non-interest income grew 15.58% for the third quarter of 2003 while net interest income for the same period of 2003 was down 9.17%. These results produced an annualized return on average equity of 13.31% compared with 14.00% for the third quarter of 2002. The annualized return on average assets for the third quarter was 1.31% compared with 1.38% for the prior-year period.

Year to date return on average assets was unchanged at 1.33% for 2003 compared to 2002 before the cumulative effect of an accounting change. Year to date return on average equity was 13.45% for 2003 compared to 13.80% for 2002 before the accounting change.

“Despite the continued sluggishness of the economy and pressures on margin, we have continued to show improvement in year to date earnings compared to 2002,” said McGraw. “Growth in non-interest income, slower expense growth and a reduced loan loss provision resulting from lower charge-offs more than offset a slight decline in loans and a narrowing of our net interest margin.”

STOCK PRICE AND DIVIDENDS

The market price of The Peoples Holding Company shares was $45.54 per share at September 30, 2003, an increase of 11.75% from $40.75 at September 30, 2002.

Quarterly dividends per share increased to $0.28 in the third quarter of 2003 from $0.26 in the third quarter of 2002, the 17th consecutive year of quarterly increases.

FINANCIAL DETAILS

McGraw added, “A continuation of record low interest rates caused our net interest margin on a tax equivalent basis for the third quarter of 2003 to decline to 4.08% from 4.68% for the comparable period in 2002.”

McGraw said that loan quality remained strong despite the slow economy as evidenced by net charge-offs. Net charge-offs as a percentage of average loans remained steady at .23% annualized compared to third quarter 2002. Year to date net charge-offs decreased to .18% annualized from .38% for 2002. The provision for loan losses decreased to $799,000 in the third quarter of 2003 from $1,125,000 in the third quarter of 2002. The allowance for loan losses as a percentage of loans was 1.56% at the end of the third quarter 2003 compared to 1.44% at the end of the same period in 2002. Non-performing loans as a percentage of total loans increased to 0.89% at September 30, 2003, from 0.46% at September 30, 2002. The non-performing loan coverage ratio was 176% at September 30, 2003 compared to 310% at September 30, 2002. “Although we are disappointed in the increase in non-performing loans, McGraw stated, it is significant that approximately two-thirds of the non-performing ratio relates to two credits. We believe that any losses from these will not be significant.”

As a result of strong growth in service charges, fees related to the sale of insurance and investment products, loan fees and debit card usage, non-interest income increased 15.58% to $8,073,000 in the third quarter of 2003 from $6,985,000 in the third quarter of 2002. “The increase in non-interest income demonstrates the breadth of our financial services and our success in meeting the diverse financial needs of our clients,” McGraw said. At September 30, 2003, non-interest income represented 40% of net operating revenue. Net operating revenue is defined as net interest income plus non-interest income less security gains (losses).

Non-interest expense growth slowed to 4.32% for the third quarter of 2003. During the second quarter of 2003, the company implemented a new strategic initiative to grow transaction accounts. Approximately 50% of the expense increase in the third quarter is attributable to marketing expenses related to that program. During the third quarter 2003, non-interest income growth outpaced non-interest expense growth by 100%, resulting in a net overhead ratio of 1.49% compared to 1.74% for the third quarter 2002. “Control of operating expenses continues to be an integral part of our strategic plan,” McGraw said.

CONFERENCE CALL INFORMATION

A live audio webcast of a conference call with analysts will be available beginning at 10:00 a.m. Eastern time on Thursday, October 23, 2003, through the Investor Relations page of the Company’s website: www.thepeoplesbankandtrust.com, and through www.companyboardroom.com, or any of CCBN’s distribution network. The event will be archived for 90 days. If Internet access is unavailable, the conference may also be heard live (listen-only) via telephone by dialing (800) 361-0912 and then entering the conference ID number 319315.

ABOUT THE PEOPLES HOLDING COMPANY

The Peoples Holding Company is the parent of Mississippi’s fourth largest commercial bank headquartered in the state, The Peoples Bank & Trust Company. Through its wholly owned subsidiary, The Peoples Bank & Trust Company, the Company also is parent of The Peoples Insurance Agency, Inc. The Peoples Bank has assets of approximately $1.4 billion and operates 40 community bank offices in 27 north and north-central Mississippi cities.

NOTE TO INVESTORS

This news release contains forward-looking statements regarding The Peoples Holding Company. All forward-looking statements involve risk and uncertainty and a number of factors could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Those factors include, but are not limited to, interest rate fluctuations, regulatory changes, portfolio performance and other factors discussed in our recent filings with the Securities and Exchange Commission.

THE PEOPLES HOLDING COMPANY Summary Financial Highlights (Unaudited) (Dollars in thousands, except per share amounts)
	Three Months Ended September 30,
	2003	2002
Earnings Summary
Net interest income	$11,947	$13,153
Provision for loan losses	799	1,125

Net interest income after provision for loan losses	11,148	12,028
Noninterest income	8,073	6,985
Noninterest expenses	13,188	12,642

Income before provision for income taxes	6,033	6,371
Provision for income taxes	1,518	1,827

Net income	$4,515	$4,544

Basic and diluted earnings per share	$0.82	$0.81

Weighted average shares outstanding - Basic	5,494,052	5,591,462

Weighted average shares outstanding - Diluted	5,506,472	5,597,362

Selected Ratios
Net interest rate spread	3.79%	4.30%
Net interest margin	4.08%	4.68%
Noninterest income ratio (excluding security gains and losses)	2.34%	2.12%
Noninterest expense ratio	3.83%	3.86%
Net overhead ratio	1.49%	1.74%
Efficiency ratio	63.12%	60.44%
Return on average assets	1.31%	1.38%
Return on average equity	13.31%	14.00%

	Sept. 30,	Dec. 31,
	2003	2002

Balance Sheet Summary (Period End):
Total assets	$1,377,202	$1,344,512
Loans, net	849,465	863,308
Deposits	1,138,311	1,099,048
Shareholders' equity	135,660	132,778
Book value per common share	24.79	23.82

Financial information contained in this news release is derived from the unaudited Condensed Balance Sheets and unaudited Condensed Statements of Income for the indicated periods. Additional financial information is available on the Company’s website (http://www.thepeoplesbankandtrust.com/) under the Financial Releases section of Investor Relations.